UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   GREISINGER, JAMES A.

   DEAN SPECIALTY PRODUCTS COMPANY
   857-897 SCHOOL PLACE
   GREEN BAY, WI  54307
2. Issuer Name and Ticker or Trading Symbol
   Formerly Dean Foods Company (Cusip #242361-10-3)
   now Dean Holding Co.
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/31/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Former Dean Foods Company C|12/21/|U   | |12,274            |D  |(1)        |0                  |D     |                           |
ommon Stock                |01    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
INCENTIVE STOCK OPTION|26.87   |12/21|U   | |2448       |D  |9/30/|9/30/|COMMON STOCK|2448   |       |0           |D  |            |
                      |        |/01  |    | |           |   |93(2)|02   |            |       |       |            |   |            |
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INCENTIVE STOCK OPTION|26.87   |12/21|U   | |3537       |D  |10/1/|10/1/|COMMON STOCK|3537   |       |0           |D  |            |
                      |        |/01  |    | |           |   |94(2)|03   |            |       |       |            |   |            |
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INCENTIVE STOCK OPTION|29.87   |12/21|U   | |4375       |D  |10/4/|10/4/|COMMON STOCK|4375   |       |0           |D  |            |
                      |        |/01  |    | |           |   |95(2)|04   |            |       |       |            |   |            |
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INCENTIVE STOCK OPTION|28.13   |12/21|U   | |3850       |D  |7/27/|7/27/|COMMON STOCK|3850   |       |0           |D  |            |
                      |        |/01  |    | |           |   |96(2)|05   |            |       |       |            |   |            |
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INCENTIVE STOCK OPTION|22.87   |12/21|U   | |2875       |D  |7/26/|7/26/|COMMON STOCK|2875   |       |0           |D  |            |
                      |        |/01  |    | |           |   |97(2)|06   |            |       |       |            |   |            |
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INCENTIVE STOCK OPTION|38.00   |12/21|U   | |2450       |D  |5/27/|5/27/|COMMON STOCK|2450   |       |0           |D  |            |
                      |        |/01  |    | |           |   |98(2)|07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|26.87   |12/21|U   | |817        |D  |9/30/|9/30/|COMMON STOCK|817    |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |93(2)|02   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|28.13   |12/21|U   | |2833       |D  |7/27/|7/27/|COMMON STOCK|2833   |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |96(2)|05   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|22.87   |12/21|U   | |3367       |D  |7/26/|7/26/|COMMON STOCK|3367   |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |97(2)|06   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|27.50   |12/21|U   | |8273       |D  |7/26/|7/26/|COMMON STOCK|8273   |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |97(2)|06   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|32.00   |12/21|U   | |8051       |D  |7/26/|7/26/|COMMON STOCK|8051   |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |97(2)|06   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|38.00   |12/21|U   | |7192       |D  |5/27/|5/27/|COMMON STOCK|7192   |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |98(2)|07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|49.43   |12/21|U   | |11,100     |D  |6/1/9|6/1/0|COMMON STOCK|11,100 |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |9(2) |8    |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|37.31   |12/21|U   | |25,000     |D  |6/1/0|6/1/0|COMMON STOCK|25,000 |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |0(2) |9    |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|31.75   |12/21|U   | |20,000     |D  |6/1/0|6/1/1|COMMON STOCK|20,000 |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |1(3) |0    |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|26.87   |12/21|U   | |711        |D  |5/27/|5/27/|COMMON STOCK|711    |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |98(3)|07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|28.13   |12/21|U   | |2466       |D  |5/27/|5/27/|COMMON STOCK|2466   |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |98(3)|07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|22.87   |12/21|U   | |2930       |D  |5/27/|5/27/|COMMON STOCK|2930   |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |98(3)|07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|27.50   |12/21|U   | |7200       |D  |5/27/|5/27/|COMMON STOCK|7200   |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |98(3)|07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|32.00   |12/21|U   | |7006       |D  |5/27/|5/27/|COMMON STOCK|7006   |       |0           |D  |            |
TION                  |        |/01  |    | |           |   |98(3)|07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Exchanged pursuant to merger agreement between issuer and Suiza Foods Corporation in exchange for 0.429 shares of new Dean Foods
Company common stock (Cusip #242370-10-4) and $21.00 per share in cash.
(U) Options converted in connection with the Merger into stock options for new Dean Foods Company stock on a 1 to .752 basis on the same terms.
(2) 25% exercisable each successive anniversary grant date; date first exercisable
(3) 33% exercisable each successive anniversary grant date; date first exercisable
SIGNATURE OF REPORTING PERSON
AS ATTORNEY-IN-FACT FOR JAMES GREISINGER
DATE
01/09/02